Exhibit 99.1

PRESS RELEASE

April 26, 2018

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS

FOR FIRST QUARTER 2018

Gillette, Wyo. (BUSINESSWIRE) — Cloud Peak Energy Inc. (NYSE:CLD), one of the largest U.S. coal producers and the only pure-play Powder River Basin (“PRB”) coal company, today announced results for the first quarter of 2018.

Colin Marshall, President, Chief Executive Officer and Chief Operating Officer, commented, “First quarter shipments were in line with expectations as colder weather in January increased burn and allowed utilities to reduce their stockpiled coal.  We expect to see greater balance in coal supply and demand and improvements in coal pricing in the latter part of the year.  Export demand remained strong allowing us to export 1.4 million tons during the quarter.  We currently have 3.3 million tons of exports under contract and continue to expect to export approximately 5.5 million tons in 2018.”

First Quarter Results

	Quarter Ended
(in millions, except per ton amounts)	03/31/18	03/31/17
Consolidated
Net income (loss)	$(7.7)	$(20.1)
Adjusted EBITDA (1)	$19.6	$20.4

Owned and Operated Mines Segment
Shipments - owned and operated mines (tons)	12.3	14.0

Realized price per ton sold	$12.20	$12.10
Average cost per ton sold	$10.94	$9.87
Cash margin per ton sold (2)	$1.26	$2.23

Segment operating income (loss)	$1.2	$10.6
Segment Adjusted EBITDA (1)	$18.6	$33.7

Logistics and Related Activities Segment
Shipments - Asian exports (tons)	1.4	0.5

Realized price per ton sold - Asian exports	$57.13	$49.53
Average cost per ton sold - Asian exports	$52.09	$55.67
Cash margin per ton sold - Asian exports (2)	$5.04	$(6.14)

Segment operating income (loss)	$5.4	$(7.4)
Segment Adjusted EBITDA (1)	$7.1	$(2.6)

Selling, general and administrative expenses	$7.3	$11.0

(1)                                 Non-GAAP financial measure; see definition and reconciliation in this release and the attached tables.

(2)                                 Calculated by subtracting the average cost per ton sold from the realized price per ton sold.

•                  Shipments of 12.3 million tons during the first quarter of 2018 compared to 14.0 million tons for the first quarter of 2017.

•                  Exported 1.4 million tons during the first quarter and have contracted 3.3 million tons for 2018 delivery at prices higher than those realized in 2017.

•                  JERA Trading exercised its option to increase volumes by 20 percent under the previously announced long-term agreement for the supply of coal to two new coal-fired integrated gasification combined cycle plants being developed in the Fukushima Prefecture in Japan.  Shipments are expected to commence as early as the end of 2019 and continue for up to forty months, reaching up to 1.3 million tons in the final contract year.

•                  Net loss was $7.7 million for the first quarter of 2018 compared with a $20.1 million net loss during the first quarter of 2017, which was primarily driven by the slow start-up of export sales and high demurrage costs experienced in early 2017, partially offset by weak domestic shipments and the previously disclosed higher cash costs during the first quarter of 2018.

•                  Adjusted EBITDA of $19.6 million during the first quarter of 2018 compared to $20.4 million for the first quarter of 2017.  The current period included a $4.4 million mark-to-market credit to general and administrative costs related to the 2016 performance share unit grant revaluation.

•                  Ended the quarter with $127.8 million of cash and cash equivalents, up $19.9 million during the period.  Total available liquidity of $527.8 million, including the undrawn $400 million Credit Agreement.  The Company intends to extend or replace the Credit Agreement before its maturity in February 2019 and currently expects that any replacement facility will be significantly smaller than the current Credit Agreement.

•                  Further reduced surety bond requirements at Cordero Rojo Mine by approximately $13 million.

Health, Safety, and Environment

During the first quarter of 2018, among the Company’s approximately 1,150 full-time, mine site employees, there were no reportable injuries.  The year-to-date Mine Safety and Health Administration (“MSHA”) All Injury Frequency Rate (“AIFR”) is zero compared to a rate of 0.34 in the first quarter of 2017.  During the 58 MSHA inspector days at the mine sites during the quarter, the Company was issued one significant and substantial citation with the assessment totaling $638.

There were no reportable environmental incidents during the quarter.

Operating Results

Owned and Operated Mines

The Owned and Operated Mines segment comprises the results of mine site sales from the Company’s three mines primarily to its domestic utility customers and to the Logistics and Related Activities segment.

	Quarter Ended
(in millions, except per ton amounts)	03/31/18	03/31/17
Tons sold	12.3	14.0
Revenue	$153.7	$173.6
Cost of product sold	$136.0	$140.4
Realized price per ton sold	$12.20	$12.10
Average cost per ton	$10.94	$9.87
Cash margin per ton sold (1)	$1.26	$2.23
Segment operating income (loss)	$1.2	$10.6
Segment Adjusted EBITDA (2)	$18.6	$33.7

(1)                                 Calculated by subtracting the average cost per ton sold from the realized price per ton sold.

(2)                                 Non-GAAP financial measure; see definition and reconciliation in this release and the attached tables.

Shipments during the first quarter of 2018 were 12 percent lower than the first quarter of 2017, primarily due to lower shipments at the Antelope and Cordero Rojo mines, partially offset by increased sales at Spring Creek due to higher export demand.  With natural gas prices averaging approximately $2.75 per MMBtu, coal-fired power plants continued to run during the first quarter of 2018 and drew down PRB coal inventories to approximately 66 million tons at the end of March 2018, a decline of 9 million tons from December 2017 levels.

Revenue from the Owned and Operated Mines segment decreased 11 percent in the first quarter of 2018 compared to the first quarter of 2017 primarily due to lower shipments, partially offset by $0.10 per ton higher average realized prices.  Shipments were lower in the first quarter of 2018 due to the atypical shipping patterns experienced in 2017.  Specifically, domestic shipments were only slightly lower during the first half of 2017 compared with the latter half of 2017 when, historically, the second half of the year shipments are significantly stronger.  Cost per ton was $10.94 for the first quarter of 2018 compared with $9.87 for the first quarter of 2017.  The higher cost per ton in 2018 was primarily driven by lower production rates, previously disclosed increased strip ratios, and higher per ton fuel and lube costs due to an increase in the price of diesel.

Logistics and Related Activities

The Logistics and Related Activities segment comprises the results of the Company’s logistics and transportation services to its domestic and international export customers including the incremental production taxes and royalties associated with these sales.

	Quarter Ended
(in millions, except per ton amounts)	03/31/18	03/31/17
Total tons delivered	1.4	0.6
Asian exports (tons)	1.4	0.5
Domestic (tons) (1)	—	0.1
Revenue	$79.6	$28.2
Total cost of product sold	$74.2	$35.7

Asian Exports (per ton sold)
Realized price	$57.13	$49.53
Average cost	$52.09	$55.67
Cash margin (2)	$5.04	$(6.14)

Domestic (per ton sold)
Realized price	$35.61	$46.42
Average cost	$30.82	$42.43
Cash margin (2)	$4.79	$3.99

Segment operating income (loss)	$5.4	$(7.4)
Segment Adjusted EBITDA (3)	$7.1	$(2.6)

Note:  Due to the tabular presentation of rounded amounts, certain numbers reflect insignificant rounding differences.

(1)                                 For the period ending March 31, 2018, the domestic logistics volumes were 43,800 tons.

(2)                                 Calculated by subtracting the average cost per ton sold from the realized price per ton sold.

(3)                                 Non-GAAP financial measure; see definition and reconciliation in this release and the attached tables.

Strong Asian utility demand and current pricing allowed the Company to export 1.4 million tons during the first quarter of 2018.  First quarter 2018 segment operating income was $5.4 million, as compared to a loss of $7.4 million for the first quarter of 2017.  The 2018 first quarter reflects the shipment of 1.4 million tons in 11 vessels.  This compares with 0.5 million tons of exports in 5 vessels for the first quarter of 2017 coupled with unusually high demurrage charges during the ramp up as the Company resumed export shipments.  Segment operating income (loss) includes amortization of logistics contract amendment payments settled in the previous year.  With the previously disclosed logistics contract extensions, this non-cash amortization will reduce but continue to the end of the extended logistics agreements in December 2020.

Cash, Liquidity, and Financial Position

Cash and cash equivalents as of March 31, 2018 were $127.8 million.  During the first quarter, the cash generated by operations totaled $24.1 million, while capital expenditures were $3.0 million.  The Company had $23.0 million in undrawn letters of credit under its A/R Securitization Program as of March 31, 2018.  The available capacity under the A/R Securitization was $19.9 million at the end of the first quarter, which resulted in a required cash-collateralization of the $3.1 million difference.  These letters of credit are currently being used to provide collateral for the Company’s reclamation bonds.

At March 31, 2018, the borrowing capacity under the $400 million Credit Agreement was fully available.  Including cash on hand and the availability under the A/R Securitization and Credit Agreement, the Company ended the quarter with total available liquidity of $527.8 million.  The Company intends to extend or replace the Credit Agreement before its maturity in February 2019 and expects that any replacement facility will be significantly smaller than the current Credit Agreement.

The recently enacted tax legislation, commonly referred to as the “Tax Cuts and Jobs Act” (“TCJA”), made significant changes to U.S. tax laws.  The immediate material impact of TCJA to the Company is the elimination of the corporate alternative minimum tax (“AMT”), and the ability to offset regular tax liability or claim refunds for taxable years 2018 through 2021 for AMT credits carried forward from prior periods.  The Company currently anticipates it will realize approximately $30 million in AMT value over the next four years with approximately half of this value realized in 2019 for taxable year 2018.

Domestic Outlook

Mine shipments to domestic customers during the first quarter of 2018 were 10.8 million tons, as compared to 12.5 million tons shipped to domestic customers in the fourth quarter of 2017.  Shipments during the first quarter of 2018 declined as customers focused on reducing their coal inventories. Cloud Peak Energy has worked with its customers to move a higher proportion of 2018 contracted volumes to the first half of the year.  This has resulted in an open position in the second half of the year that the Company expects to fill through new sales as the year progresses.

Natural gas prices remained above $3.00 per MMBtu for most of the first quarter of 2018 but have since declined to around $2.75 per MMBtu for May delivery.  Despite a significant decline in storage volumes, natural gas prices declined as a result of increased production and stabilized demand.  As of April 6, 2018, U.S. Energy Information Administration data showed that natural gas inventories have declined by 35.2 percent, compared to year ago levels.

Energy Ventures Analysis estimates there were 66 million tons of PRB coal inventories on utility stockpiles at the end of March 2018, a decline of nine million tons from December 2017 levels.  The Company believes customer inventories will increase slightly over the next few months, and once the summer cooling season begins, further coal purchases will occur.

Historically, the Company’s core cash mining costs, excluding royalties, production taxes, and fuel, have increased as a result of increasing strip ratios and haul distances.  Strip ratios increase as coal seams naturally deepen and require additional overburden removal, which is common in the PRB.  Haul distances increase as mining pits progress further from the load-out.  For 2018, and as previously discussed, the Company’s mine plans indicate that the strip ratio will increase more than recent years resulting in higher costs.  Lower volumes are expected from the Cordero Rojo Mine in 2018, partially offset by increased volumes at Spring Creek Mine due to higher export demand.  These anticipated higher costs and lower volumes will reduce the contribution from the Owned and Operated Mines segment in 2018.

For 2018, the Company plans to ship between 52 and 56 million tons, with current commitments to sell 47 million tons, which includes 3.3 million tons contracted with export customers.  All of the 47 million tons are under fixed-price contracts with a weighted-average price of $12.28 per ton.  The approximately 2.0 million tons for 2018 that were priced during the first quarter of 2018 averaged $11.83 per ton, in line with prevailing prices at that time for the qualities of coal contracted.

The Company is contracted to sell 24 million tons in 2019.  Of this committed production, 17 million tons are under fixed-price contracts with a weighted-average price of $12.63 per ton.  For 2019, there were minimal tons contracted during the first quarter of 2018.

International Outlook

The international thermal Newcastle coal price index has recently declined from over $100 per tonne, currently settling around $90 per tonne as the end of winter reduced near-term demand.  Based on estimates through February 2018, thermal imports into China have increased 11 million tonnes, or almost 40 percent, to start the year.  Cold weather led to China’s electricity generation increasing by 10 percent in the first quarter, following a full year 2017 increase of nearly 7 percent.  Coal-fired generation increased 8.7 percent during the first quarter of 2018, fueling strong import demand.  In South Korea, thermal imports declined by 1 million tonnes or 5 percent through February 2018.  Estimates for 2018 have total imports into South Korea increasing by 5 million tonnes on increasing utilization of existing plants along with new plants coming on line.

The Company exported 1.4 million tons during the first quarter 2018.  Good performance by the mine, rail, and port allowed the Company to export targeted volumes for the quarter.  Although pricing has recently declined as winter ended, it is expected to recover as summer electricity demand increases.  Pricing and demand remain favorable for Cloud Peak Energy coal, and the Company expects export shipments of 5.5 million tons in 2018.  The Company has sold 3.3 million tons for delivery in 2018.  The higher expected export volumes and pricing are anticipated to partially offset the lower expected contribution from the Owned and Operated mines.

2018 Guidance — Financial and Operational Estimates

“First quarter shipments declined compared to last year as utilities reduced their coal stockpiles.  Customers are taking their contracted volumes, and we expect to sell our remaining open 2018 volumes during the year.  International markets remain strong and interest for our Spring Creek product remains high.  Our logistics export partners have been moving our contracted volumes, leaving us on track to export 5.5 million tons in 2018,” commented Marshall.

The following table provides the current outlook and assumptions for selected 2018 consolidated financial and operational metrics:

Estimate or Estimated Range
Coal shipments for the three mines(1)	52 — 56 million tons
Committed sales with fixed prices	Approximately 47 million tons
Anticipated realized price of produced coal with fixed prices	Approximately $12.28 per ton
Adjusted EBITDA(2)	$75 — $100 million
Net interest expense	Approximately $37 million
Cash interest paid	Approximately $42 million
Depreciation, depletion, amortization, and accretion	$75 — $85 million
Capital expenditures	$15 — $25 million

(1)                     Inclusive of intersegment sales.

(2)                     Non-GAAP financial measure; please see definition below in this release.  Management did not prepare estimates of reconciliation with comparable GAAP measures, including net income, because information necessary to provide such a forward-looking estimate is not available without unreasonable effort.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. ET on April 26, 2018 to review the results and current business conditions.  The call will be webcast live over the Internet from www.cloudpeakenergy.com under “Investor Relations”.  Participants should follow the instructions provided on the website for downloading and installing the audio applications necessary to join the webcast.  Interested individuals also can access the live conference call via telephone at (855) 793-3260 (domestic) or (631) 485-4929 (international) and entering pass code 2788659.

Following the live webcast, a replay will be available at the same URL on the website for seven days.  A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing

(855) 859-2056 (domestic) or (404) 537-3406 (international) and entering pass code 2782659.  The telephonic replay will be available for seven days.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is one of the largest U.S. coal producers and the only pure-play Powder River Basin coal company.  As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services.  The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation.  The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located in Montana.  In 2017, Cloud Peak Energy sold approximately 58 million tons from its three mines to customers located throughout the U.S. and around the world.  Cloud Peak Energy also owns rights to substantial undeveloped coal and complementary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers.  With approximately 1,300 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs.  Cloud Peak Energy is a sustainable fuel supplier for approximately two percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related quarterly investor presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are not statements of historical facts and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “seek,” “should,” “will,” “would,” or words of similar meaning.  Forward-looking statements may include, for example:  (1) our outlook for 2018 and future periods for Cloud Peak Energy, the Powder River Basin (“PRB”) and the industry in general; (2) our operational, financial and shipment guidance, including export shipments expected in 2018 and the anticipated timing, volumes and benefits of our export supply agreement with JERA Trading; (3) estimated thermal coal demand by domestic and Asian utilities; (4) coal stockpile and natural gas storage levels and the impacts on future demand and pricing; (5) our ability to sell additional tons in 2018 and future periods at improved, economic prices; (6) the impact of the Trump administration energy policies, ongoing state, local and international anti-coal regulatory and political developments, NGO activities and global climate change initiatives; (7) potential commercialization of carbon capture technologies for utilities; (8) the impact of competition from other domestic and international coal producers, natural gas supplies and other alternative sources of energy used to generate electricity; (9) the timing and extent of any sustained recovery for depressed thermal coal industry conditions; (10) the impact of industry conditions on our financial performance, liquidity and compliance with the financial covenants in our Credit Agreement; (11) our ability to manage our take-or-pay exposure for committed port and rail capacity; (12) our future liquidity and access to sources of capital and credit to support our existing operations and growth opportunities, including our ability to renew or replace our credit facility before its early 2019 termination; (13) the impact of any hedging programs; (14) our ability to renew or obtain surety bonds to meet regulatory requirements; (15) our cost management efforts; (16) operational plans for our mines; (17) business development and growth initiatives; (18) our plans to acquire or develop additional coal to maintain and extend our mine lives; (19) our estimates of the quality and quantity of economic coal associated with our development projects, the potential development of our Youngs Creek and other Northern PRB assets, and our potential exercise of options for Crow Tribal coal; (20) potential development of additional export terminal capacity and increased future access to existing or new capacity; (21) industry estimates of the U.S. Energy Information Administration and other third party sources; and (22) other statements regarding our current plans, strategies, expectations, beliefs, assumptions, estimates and prospects concerning our business, operating results, financial condition, industry, economic conditions, government regulations, energy policies and other matters that do not relate strictly to historical facts.

These statements are subject to significant risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements.  The following factors are among those that may cause actual results to differ materially and adversely from our forward-looking statements: (1) the timing and extent of any sustained recovery of the currently depressed coal industry and the impact of ongoing or further depressed industry conditions on our financial performance, liquidity, and financial covenant compliance; (2) the prices we receive for our coal and logistics services, our ability to effectively execute our forward sales strategy, and changes in utility purchasing patterns resulting in decreased long-term purchases of coal; (3) the timing of reductions or increases in customer coal inventories; (4) our ability to obtain new coal sales agreements on favorable terms, to resolve customer requests for reductions or deferrals, and to respond to any cancellations of their committed volumes on terms that preserve the amount and timing of our forecasted economic value; (5) the impact of increasingly variable and less predictable demand for thermal coal based on natural gas prices, summer cooling demand, winter heating demand, economic growth rates and other factors that impact overall demand for electricity; (6) our ability to efficiently and safely conduct our mining operations and to adjust our planned production levels to respond to market conditions and effectively manage the costs of our operations; (7) competition with other producers of coal and with traders and re-sellers of coal, including the current oversupply of thermal coal, the impacts of currency exchange rate fluctuations and the strong U.S. dollar, and government environmental, energy and tax policies and regulations that make foreign coal producers more competitive for international transactions; (8) the impact of coal industry bankruptcies on our competitive position relative to other companies who have emerged from bankruptcy with reduced leverage and potentially reduced operating costs; (9) competition with natural gas, wind, solar and other non-coal energy resources, which may continue to increase as a result of low domestic natural gas prices, the declining cost of renewables, and due to environmental, energy and tax policies, regulations, subsidies and other government actions that encourage or mandate use of alternative energy sources; (10) coal-fired power plant capacity and utilization, including the impact of climate change and other environmental regulations and initiatives, energy policies, political pressures, NGO activities, international treaties or agreements and other factors that may cause domestic and international electric utilities to continue to phase out or close existing coal-fired power plants, reduce or eliminate construction of any new coal-fired power plants, or reduce consumption of coal from the PRB; (11) the failure of economic, commercially available carbon capture technology to be developed and adopted by utilities in a timely manner; (12) the impact of “keep coal in the ground” campaigns and other well-funded, anti-coal initiatives by environmental activist groups and others targeting substantially all aspects of our industry; (13) our ability to offset declining U.S. demand for coal and achieve longer term growth in our business through our logistics revenue and export sales, including the significant impact of Chinese and Indian thermal coal import demand and production levels from other countries and basins on overall seaborne coal prices; (14) railroad, export terminal and other transportation performance, costs and availability, including the availability of sufficient and reliable rail capacity to transport PRB coal, the development of any future export terminal capacity and our ability to access capacity on commercially reasonable terms; (15) the impact of our rail and terminal take-or-pay commitments if we do not meet our required export shipment obligations, including our commitments entered as part of our export supply agreement with JERA Trading; (16) weather conditions and weather-related damage that impact our mining operations, our customers, or transportation infrastructure; (17) operational, geological, equipment, permit, labor, and other risks inherent in surface coal mining; (18) future development or operating costs for our development projects exceeding our expectations or other factors adversely impacting our development projects; (19) our ability to successfully acquire coal and appropriate land access rights at economic prices and in a timely manner and our ability to effectively resolve issues with conflicting mineral development that may impact our mine plans; (20) the impact of asset impairment charges if required as a result of challenging industry conditions or other factors, including any impairments associated with our development projects; (21) our plans and objectives for future operations and the development of additional coal reserves, including risks associated with acquisitions; (22) the impact of current and future environmental, health, safety, endangered species and other laws, regulations, treaties, executive orders, court decisions or governmental policies, or changes in interpretations thereof and third-party regulatory challenges, including additional requirements, uncertainties, costs, liabilities or restrictions adversely affecting the use, demand or price for coal, our mining operations or the logistics, transportation, or terminal industries; (23) the impact of required regulatory processes and approvals to lease coal and obtain, maintain and renew permits for coal mining operations or to transport coal to domestic and foreign customers, including third-party legal challenges to regulatory approvals that are required for some or all of our current or planned mining activities; (24) any increases in rates or changes in regulatory interpretations or assessment methodologies with respect to royalties or severance and production taxes and the potential impact of associated interest and penalties; (25) inaccurately estimating the costs or timing of our reclamation and mine closure obligations and our assumptions underlying reclamation and mine closure obligations; (26) our ability to obtain required surety bonds and provide any associated collateral on commercially reasonable terms; (27) the availability of, disruptions in delivery or increases in pricing from third-party vendors of raw materials, capital equipment and consumables which are necessary for our operations, such as explosives, petroleum-based fuel, tires, steel, and rubber; (28) our assumptions concerning coal reserve estimates; (29) our relationships with, and other conditions affecting, our customers (including our largest customers who account for a significant portion of our total revenue) and other counterparties, including economic conditions and the credit performance and credit risks associated with our customers and other counterparties, such as traders, brokers, and lenders under our Credit Agreement and financial institutions with whom we maintain accounts or enter hedging arrangements; (30) the results of our hedging programs and changes in the fair value of derivative financial instruments that are not accounted for as hedges; (31) the terms and restrictions of our indebtedness; (32) liquidity constraints, access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance, including risks resulting from the cost or unavailability of financing due to debt and equity capital and credit market conditions for the coal sector or in general, changes in our credit rating, our compliance with the covenants in our debt agreements, credit pressures on our industry due to depressed conditions, any demands for increased collateral by our surety bond providers or the expected significant reduction in our borrowing capacity under any replacement facility for our Credit Facility; (33) volatility in the price of our common stock, including the impact of any delisting of our stock from the New York Stock Exchange if we fail to meet the minimum average closing price listing standard; (34) our liquidity, results of operations, and financial condition generally, including amounts of working capital that are available; (35) litigation and other contingencies; (36) the authority of federal and state regulatory authorities to order any of our mines to be temporarily or permanently closed under certain circumstances; (37) volatility in our results due to quarterly mark-to-market accounting for certain equity compensation awards; and (38) other risk factors or cautionary language described from time to time in the reports and registration statements we file with the Securities and Exchange Commission, including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Form 8-K.

Additional factors, events or uncertainties that may emerge from time to time, or those that we currently deem to be immaterial, could cause our actual results to differ, and it is not possible for us to predict all of them.  We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related quarterly investor presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measure of Adjusted EBITDA (on a consolidated basis and for our reporting segments).  Adjusted EBITDA is intended to provide additional information only and does not have any standard meaning prescribed by generally accepted accounting principles in the United States of America (“U.S. GAAP”).  Quantitative reconciliations of historical net income (loss) and segment operating income (loss) to Adjusted EBITDA are found in the tables accompanying this release.  EBITDA represents net income (loss) before: (1) interest income (expense), net, (2) income tax provision, (3) depreciation and depletion, and (4) amortization.  Adjusted EBITDA represents EBITDA as further adjusted for accretion, which represents non-cash increases in asset retirement obligation liabilities resulting from the passage of time, and specifically identified items that management believes do not directly reflect our core operations.  For the periods presented herein, the specifically identified items are: (1) adjustments to exclude non-cash impairment charges, (2) adjustments for derivative financial instruments, excluding fair value mark-to-market gains or losses and including cash amounts received or paid, (3) adjustments to exclude debt restructuring costs, and (4) non-cash throughput amortization expense and contract termination payments made to amend the BNSF and Westshore agreements.  We enter into certain derivative financial instruments such as put options that require the payment of premiums at contract inception.  The reduction in the premium value over time is reflected in the mark-to-market gains or losses.  Our calculation of Adjusted EBITDA does not include premiums paid for derivative financial instruments; either at contract inception, as these payments pertain to future settlement periods, or in the period of contract settlement, as the payment occurred in a preceding period.  In prior years the amortization of port and rail contract termination payments were included as part of EBITDA and Adjusted EBITDA because the cash payments approximated the amount of amortization being taken during the year.  During 2017, management determined that the non-cash portion of amortization arising from payments made in prior years, as well as the amortization of contract termination payments, should be adjusted out of Adjusted EBITDA because the ongoing cash payments are now significantly smaller than the overall amortization of these payments and no longer reflect the transactional results.  Because of the inherent uncertainty related to the items identified above, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure.

Adjusted EBITDA is an additional tool intended to assist our management in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect our core operations.  Adjusted EBITDA is a metric intended to assist management in evaluating operating performance, comparing performance across periods, planning and forecasting future business operations and helping determine levels of operating and capital investments.  Period-to-period comparisons of Adjusted EBITDA are intended to help our management identify and assess additional trends potentially impacting our company that may not be shown solely by period-to-period comparisons of net income (loss) or segment operating income (loss).  Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.

We believe Adjusted EBITDA is also useful to investors, analysts, and other external users of our Consolidated Financial Statements in evaluating our operating performance from period to period and comparing our performance to similar operating results of other relevant companies.  Adjusted EBITDA allows investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion and other specifically identified items that are not considered to directly reflect our core operations.

Our management recognizes that using Adjusted EBITDA as a performance measure has inherent limitations as compared to net income (loss), segment operating income (loss), or other GAAP financial measures, as this non-GAAP measure excludes certain items, including items that are recurring in nature, which may be meaningful to investors.  As a result of these exclusions, Adjusted EBITDA should not be considered in isolation and does not purport to be an alternative to net income (loss), segment operating income (loss), or other GAAP financial measures as a measure of our operating performance.  Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

SOURCE: Cloud Peak Energy Inc.

Contact:

Lorri Owen, (720) 566-2932
Investor Relations

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2018	2017
Revenue	$216,309	$195,728
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, and accretion)	192,534	170,269
Depreciation and depletion	14,996	18,645
Accretion	1,706	1,821
(Gain) loss on derivative financial instruments	—	2,344
Selling, general and administrative expenses	7,318	10,976
Debt restructuring costs	—	40
Other operating costs	126	176
Total costs and expenses	216,680	204,271
Operating income (loss)	(371)	(8,543)
Other income (expense)
Net periodic postretirement benefit income (cost), excluding service cost	1,617	1,592
Interest income	263	39
Interest expense	(9,188)	(12,912)
Other, net	(268)	(310)
Total other income (expense)	(7,576)	(11,591)
Income (loss) before income tax provision and earnings from unconsolidated affiliates	(7,947)	(20,134)
Income tax benefit (expense)	(63)	(300)
Income (loss) from unconsolidated affiliates, net of tax	272	326
Net income (loss)	(7,738)	(20,108)
Other comprehensive income (loss)
Postretirement medical plan amortization of prior service costs	(1,837)	(1,821)
Income tax on postretirement medical and pension changes	—	—
Other comprehensive income (loss)	(1,837)	(1,821)
Total comprehensive income (loss)	$(9,575)	$(21,929)
Income (loss) per common share:
Basic	$(0.10)	$(0.30)
Diluted	$(0.10)	$(0.30)
Weighted-average shares outstanding - basic	75,329	66,132
Weighted-average shares outstanding - diluted	75,329	66,132

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$127,796	$107,948
Accounts receivable	45,025	50,075
Due from related parties	—	122
Inventories, net	70,347	72,904
Income tax receivable	232	256
Other prepaid and deferred charges	23,769	36,964
Other assets	802	1,765
Total current assets	267,971	270,034

Noncurrent assets
Property, plant and equipment, net	1,354,999	1,365,755
Goodwill	2,280	2,280
Income tax receivable	29,454	29,454
Other assets	34,431	31,178
Total assets	$1,689,135	$1,698,701

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$25,590	$29,832
Royalties and production taxes	54,775	54,327
Accrued expenses	37,919	32,818
Due to related parties	71	—
Current portion of federal coal lease obligations	379	—
Other liabilities	2,195	2,435
Total current liabilities	120,929	119,412

Noncurrent liabilities
Senior notes	406,261	405,266
Federal coal lease obligations, net of current portion	1,404	—
Asset retirement obligations, net of current portion	100,817	99,297
Accumulated postretirement medical benefit obligation, net of current portion	25,303	24,958
Royalties and production taxes	28,592	21,896
Other liabilities	6,996	20,063
Total liabilities	690,302	690,892

Equity
Common stock ($0.01 par value; 200,000 shares authorized; 76,146 and 75,644 shares issued and 75,669 and 75,167 outstanding as of March 31, 2018 and December 31, 2017, respectively)	757	752
Treasury stock, at cost (477 shares as of both March 31, 2018 and December 31, 2017)	(6,498)	(6,498)
Additional paid-in capital	653,176	652,702
Retained earnings	339,429	347,046
Accumulated other comprehensive income (loss)	11,969	13,807
Total equity	998,833	1,007,809
Total liabilities and equity	$1,689,135	$1,698,701

CLOUD PEAK ENERGY INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2018	2017
Cash flows from operating activities
Net income (loss)	$(7,738)	$(20,108)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and depletion	14,996	18,645
Accretion	1,706	1,821
Loss (income) from unconsolidated affiliates, net of tax	(272)	(326)
Distributions of income from unconsolidated affiliates	1,000	3,000
Equity-based compensation expense	(1,709)	1,823
(Gain) loss on derivative financial instruments	—	2,344
Cash received (paid) on derivative financial instrument settlements	—	(336)
Non-cash interest expense related to early retirement of debt and refinancings	—	702
Net periodic postretirement benefit costs	(1,421)	(1,368)
Addback of debt restructuring costs	—	40
Payments for logistics contracts	(2,500)	(13,563)
Logistics throughput contract amortization expense	4,161	10,578
Other	2,075	2,150
Changes in operating assets and liabilities:
Accounts receivable	5,050	16,613
Inventories, net	2,523	(1,373)
Due to or from related parties	193	(419)
Other assets	6,524	(8,024)
Accounts payable and accrued expenses	(327)	7,744
Asset retirement obligations	(185)	(248)
Net cash provided by (used in) operating activities	24,076	19,695

Investing activities
Purchases of property, plant and equipment	(2,646)	(4,124)
Investment in development projects	(360)	—
Net cash provided by (used in) investing activities	(3,006)	(4,124)

Financing activities
Principal payments on federal coal leases	(574)	—
Repayment of senior notes	—	(62,094)
Payment of debt refinancing costs	—	(402)
Payment of debt restructuring costs	—	(40)
Proceeds from issuance of common stock	—	68,850
Cash paid for equity offering	—	(4,434)
Other	(648)	(644)
Net cash provided by (used in) financing activities	(1,222)	1,236

Net increase (decrease) in cash, cash equivalents, and restricted cash	19,848	16,807
Cash, cash equivalents, and restricted cash at beginning of period	108,673	84,433
Cash, cash equivalents, and restricted cash at end of period	$128,521	$101,240

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(in millions)

Adjusted EBITDA

	Three Months Ended
	March 31,
	2018	2017
Net income (loss)	$(7.7)	$(20.1)
Interest income	(0.3)	—
Interest expense	9.2	12.9
Income tax (benefit) expense	0.1	0.3
Depreciation and depletion	15.0	18.6
EBITDA	16.2	11.7
Accretion	1.7	1.8
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains) (1)	—	2.3
Inclusion of cash amounts received (paid) (2)	—	(0.3)
Total derivative financial instruments	—	2.0
Non-cash throughput amortization expense and contract termination payments	1.7	4.9
Adjusted EBITDA	$19.6	$20.4

(1)                                 Fair value mark-to-market (gains) losses reflected on the Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

(2)                                 Cash amounts received and paid reflected within operating cash flows in the Unaudited Condensed Consolidated Statements of Cash Flows.

Adjusted EBITDA by Segment

	Three Months Ended
	March 31,
	2018	2017
Net income (loss)	$(7.7)	$(20.1)
Interest income	(0.3)	—
Interest expense	9.2	12.9
Other, net	0.3	0.3
Income tax expense (benefit)	0.1	0.3
Loss (income) from unconsolidated affiliates, net of tax	(0.3)	(0.3)
Net periodic postretirement benefit cost (income), excluding service cost	(1.6)	(1.6)
Consolidated operating income (loss)	$(0.4)	$(8.5)

Owned and Operated Mines
Operating income (loss)	$1.2	$10.6
Depreciation and depletion	14.7	18.5
Accretion	1.6	1.7
Derivative financial instruments:
Exclusion of fair value mark-to-market losses (gains)	—	2.3
Inclusion of cash amounts received (paid)	—	(0.3)
Total derivative financial instruments	—	2.0
Net periodic postretirement benefit income (cost), excluding service cost	1.3	1.3
Other	(0.2)	(0.4)
Adjusted EBITDA	$18.6	$33.7

Logistics and Related Activities
Operating income (loss)	$5.4	$(7.4)
Non-cash throughput amortization expense and contract termination payments	1.7	4.9
Other	—	(0.1)
Adjusted EBITDA	$7.1	$(2.6)

Other Unallocated Operating Income (Loss)
Other operating income (loss)	$(7.7)	$(11.3)
Elimination of intersegment operating income (loss)	$0.7	$(0.4)

	Q1	Q4	Q3	Q2	Q1	Year	Year	Year	Year	Year
Tons Sold	2018	2017	2017	2017	2017	2017	2016	2015	2014	2013
(in thousands)
Mine
Antelope	6,660	6,540	7,813	6,711	7,375	28,439	29,807	35,167	33,647	31,354
Cordero Rojo	2,600	3,955	3,770	4,227	4,441	16,394	18,332	22,872	34,809	36,670
Spring Creek	2,999	3,047	3,959	3,390	2,210	12,606	10,348	17,027	17,443	18,009
Decker (50% interest)	—	—	—	—	—	—	—	—	1,079	1,519
Total	12,259	13,542	15,542	14,328	14,026	57,439	58,488	75,066	86,978	87,552